U.S. SECURITIES AND EXCHANGE COMMISSION
 ________                  Washington, D.C. 20549
|        |
| FORM 3 |     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
|________|
              Filed pursuant to Section 16(a) of the Securities Exchange
               Act of 1934, Section 17(a) of the Public Utility Holding
                Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940
_________________________________________________________________________
|1. Name and Address of |2. Date of Event|4. Issuer and Ticker or Trading|
|   Reporting Person    |   Requiring    |   Symbol                      |
|                       |   Statement    |   Augment Systems, Inc./AUGS  |
|                       |   (mo/day/yr)  |_______________________________|
| Young, Stanley A.     |   05/12/97     |5. Relationship of Reporting   |
|_______________________|________________|   Person to Issuer (check all |
|(Last)     (First) (MI)|3. IRS or Social|   applicable)                 |
|                       |   Security     |   (X)Director  ( )10% Owner   |
| 55 Marbleridge Road   |   Number of Re-|   ( )Officer   ( )Other       |
|_______________________|   porting Per- |                               |
|(Street)               |   son (volun.) |                               |
|                       |                |_______________________________|
| No. Andover, MA 01845 |                |6.  If Amendment, Date of      |
|_______________________|                |    Original (mo/day/yr)       |
|(City) (State) (Zip)   |                |                               |
|_______________________|________________|_______________________________|
|                       |      TABLE I - Non-Derivative Securities       |
|                       |                Beneficially Owned              |
|________________________________________________________________________|
|1. Title of Security     |2. Amount of   |3. Ownership  |4. Nature of   |
|   (Instr. 4)            |   Securities  |   Form:Direct|   Indirect    |
|                         |   Beneficially|   (D) or In- |   Beneficial  |
|                         |   Owned       |   direct (I) |   Ownership   |
|                         |   (Instr. 4)  |   (Instr. 5) |   (Instr. 5)  |
|_________________________|_______________|______________|_______________|
|                         |               |              |               |
| Common Stock            |  30,231 shs.  |      D       |               |
|_________________________|_______________|______________|_______________|
|                         |               |              |               |
| Common Stock            |  9,107 shs.(a)|      I       | By Spouse     |
|_________________________|_______________|______________|_______________|
|                         |               |              | By Limited    |
| Common Stock            |  47,456 shs.  |      I       | Partnership   |
|_________________________|_______________|______________|_______________|
Reminder: Report on separate line for each class of securities beneficially owned directly or indirectly/(Print or Type Responses) SEC 1473(80-32)

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
______________________________________________________________________________
|1.Title of Deri- |2.Date Exer-|3.Title and Amount|4.Conver-|5.Owner-|6.Nature | vative Security| cisable | of Securities | sion or| ship | of In-
|  (Instr. 4)     |  and Expir-|  Underlying Deri-|  Exer.  | Form of|  direct
|                 |  ation Date|  vative Security |  Price  | Deriv. |  Bene-
|                 |  mo/day/yr |  (Instr. 4)      |  of     | ative  |  ficial
|                 |____________|__________________|  Deriva-| Securi-|  Owner-
|                 |Date  |Expi-|           |Amount|  tive   | ty: Di-|  ship
|                 |Exer- |ra-  |           |or    |  Securi-| rect(D)|  (Instr
|                 |cis-  |tion |   Title   |Number|  ty     | or In- |  5)
|                 |able  |Date |           |of    |         | direct |
|                 |      |     |           |Shares|         | (I)    |
|_________________|______|_____|___________|______|_________|________|________
| Class A Warrant |12/01 |11/30| Common    |      |         |        |By Ltd.
| to Purchase     |  /97 |/00  | Stock     | 6,375| $2.25   |   I    |Partner-
|_________________|______|_____|___________|______|_________|________|ship____
| Class B Warrant |12/01 |11/30| Common    |      |         |        |By Ltd.
| to Purchase     |  /97 |/00  | Stock     | 6,375| $4.13   |   I    |Partner-
|_________________|______|_____|___________|______|_________|________|ship____
|                 |      |     |           |      |         |        |
|                 |      |     |           |      |         |        |
|_________________|______|_____|___________|______|_________|________|________
|                 |      |     |           |      |         |        |
|                 |      |     |           |      |         |        |
|_________________|______|_____|___________|______|_________|________|________

Explanation of Responses:
(a) The Reporting Person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

                                          /s/ Stanley A. Young        05/12/97
**Intentional misstatements or omissions  __________________________  ________
  of facts constitute Federal Criminal    **Signature of Reporting      Date
  Violations.  See 18 U.S.C. 1001 and       Person
  15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be
       manually signed.  If space provided is insufficient,
       see Instruction 6 for procedure.

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                                                               SEC 1473 (8-92)